SCHEDULE TO LEASE

Between

90 NORTH CHURCH STREET LTD.
as Landlord

and

OXBRIDGE RE HOLDINGS LIMITED
as Tenant

relating to

Second Floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman, Cayman Islands

PRIESTLEYS
Attorneys at Law

Ref: 3133-1966/DP

THIS SCHEDULE TO A LEASE is dated 17 April, 2015

BETWEEN: (1) **90 NORTH CHURCH STREET LTD.** ("Landlord"), (Company Registration Number 167121) whose registered office is at P.O. Box 30310, George Town, Grand Cayman KY1-1202, Cayman Islands;

AND: (2) **OXBRIDGE RE HOLDINGS LIMITED** ("Tenant"), (Company Registration Number 276654) whose registered office is at the offices of Maples Corporate Services Limited, Ugland House, South Church Street, George Town, P.O. Box 309, Grand Cayman KY1-1104, Cayman Islands.

THE PARTIES AGREE THAT:-

1. Definitions and interpretation

1.1 Definitions

In this Lease, unless the contrary intention appears:

"Building"	means the building on the Property and known as Strathvale House, 90 North Church Street, George Town, Grand Cayman;
"CASE"	means the Cayman Society of Architects, Surveyors & Engineers of P.O. Box 10043, Grand Cayman KY1-1001 (www.casecayman.org) acting by its president of chief executive officer (as the case may be) for the time being;
"Conducting Media"	means drains, sewers, flues, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires, mains and any other channels, conduits and conducting media through, along or by means of which services are provided to or from or through the Premises;
"Deposit"	means whichever is the greater of (1) the sum of FOUR THOUSAND FOUR HUNDRED AND FIFTY-THREE Dollars and FORTY Cents ($4,453.40) and (2) one-twelfth of the annual rent reserved by this Lease from time to time which has been paid by the Tenant to the Landlord and is to be applied in accordance with clause 4.7;
"Dollars" and "$"	means the lawful currency of the United States and "Cents" shall be construed accordingly;
"Event of Default"	means:-


1067.69
SQ.FT.
CONFERENCE
201
OFFICE
204
OFFICE
205
GENERAL ADMIN
203
OFFICE
206
IT/KITCHEN
202
CORRIDOR
215
TV
TV
TV
TV
EX.
30" W
EX.
30" W
EX.
36" W
ELEVATOR 2

Plan 1

(1) any failure by the Tenant to pay the whole or any part of the annual rent from time to time payable under this Lease or any other sums payable by the Tenant to the Landlord under this Lease, whether reserved as rent or not; and

(2) any other breach of the Tenant's covenants in this Lease;

"Event of Insolvency"	shall have the meaning given that expression in clause 4.1.3;
"Fitting-out Works"	means the works shortly described in the specifications annexed to this Lease
"Insurance Rent"	means a due proportion of the cost to the Landlord of complying with its obligations in clause 4.6.1;
"Insured Risks"	means, subject to clauses 4.6.1.2 and 4.6.1.3, the risks referred to in clause 4.6.1.1;
"Insured Damage"	shall have the meaning given that expression in clause 4.6.3.1;
"Interest"	means interest at the rate of four per centum (4%) per annum above the prime lending rate for Dollars offered by the Butterfield Bank (Cayman) Limited for the time being and from time to time (as well after as before judgement), or such other comparable rate as the Landlord may reasonably designate if that rate ceases to be published, calculated on a daily basis and compounded at monthly rests;
"Landlord"	includes the person from time to time entitled to the immediate reversion to this Lease;
"Lease"	means, collectively, this schedule to a lease and the lease to which this schedule to a lease relates and includes any deed expressed to be supplemental to it and executed by the parties;
"New Rent"	shall have the meaning given that expression in clause 6.1;
"Outgoings"	means, in relation to the Premises, all non-domestic rates, water rates, water charges and all existing and future rates, taxes, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, municipal, parochial or otherwise) which are now or may at any time be payable, charged or assessed on the Premises or the owner or occupier of the Premises;
"Plan 1"	means the plan attached to this Lease and marked "Plan 1";

"Premises" means all interior and non-structural parts of that part of the second floor of the Building shown for the purposes of identification only edged in red on Plan 1 which shall include:-

(1) such of the walls and partitions within the Premises as are not structural or load bearing; and

(2) (if any) all the internal plastered coverings and plaster work of the walls bounding and lying within the Premises; and

(3) the doors and door frames and windows and window frames fitted in the walls; and

(4) (if any) all the coverings and plaster work of the ceilings of the Premises and all suspended ceilings and hangers; and

(5) all the floor screeds and other surfaces and coverings of the floors of the Premises; and

(6) all fixtures and fittings, plant, machinery, apparatus and appurtenances and all additions thereto (other than tenant's and trade fixtures); and

(7) (if any) the fascia of the Premises; and

(8) all Conducting Media within and exclusively serving the Premises

but shall exclude

(1) the columns, beams, roofs, foundations and floor slabs of the Premises and all structural and load bearing walls; and

(2) all Conducting Media within but not exclusively serving the Premises;

(3) all those parts of the Building that are provided by the Landlord from time to time for common use and enjoyment by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them including, for example, entrances, entrance halls, corridors, lobbies, staircases, lifts, landings, toilets, refuse facilities and fire escapes;

"Property" means all that land and the buildings on it or to be constructed on it which is registered as Parcel 91 of Block 14BG of the George Town Central Registration Section of Grand Cayman;

"Rent"	means the annual rent reserved by this Lease as set out in clause 2.1.3;
"Rent Commencement Date"	means the date which is two (2) months from the date of commencement of the Term;
"Surveyor"	a surveyor of no less than ten (10) years standing experienced in the letting and valuation of property similar to the Premises and who is familiar with the market in Grand Cayman agreed upon by the Landlord and the Tenant but in the absence of agreement to be nominated by CASE at the request of either party at any time after the date which is one calendar month prior to the date of expiry of the Term;
"Tenant"	includes the Tenant's successors in title and assigns in whom this Lease may for the time being be vested;
"Term"	means a term of three (3) years and two (2) months commencing on the date of this Lease; and
"Working Day"	means any day from Monday to Friday (inclusive) which is not a public holiday in the Cayman Islands.

1.2 Interpretations of restrictions and liability

1.2.1 Where the Tenant is placed under a restriction in this Lease, the restriction includes an obligation on the Tenant not to permit or allow the infringement of the restriction by any employee or licensee, agent or invitee (whether express or implied) of the Tenant or by any person deriving title under the Tenant;

1.2.2 References to 'liability' include, where the context allows, claims, demands, proceedings, damages, losses, costs and expenses;

1.2.3 References to an "indemnity" mean an indemnity against all actions, claims, demands, and proceedings made against the Landlord and all costs, expenses, liabilities and losses incurred directly or indirectly by the Landlord and "indemnify" shall be construed accordingly.

1.3 Clauses and clause headings

1.3.1 The clause and paragraph headings in this Lease are for ease of reference only and are not to be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer;

1.3.2 Unless the context otherwise requires, references to numbered clauses are references to the relevant clause in this Lease and references to paragraphs are

references to paragraphs in the schedule in which those references are made.

1.4 Singular and plural meanings, interpretation of persons, corporations etc.

Words in this Lease importing the singular meaning, where the context so allows, include the plural meaning and vice versa. References to persons include companies, firms and corporations sole and aggregate.

1.5 Statutes and statutory instruments

References in this Lease to any statutes or statutory instruments include and refer to any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force, and references to a statute include statutory instruments and regulations made pursuant to them.

1.6 Gender

Words in this Lease importing any one gender include both other genders and may be used interchangeably, and words denoting natural persons where the context so allows include corporations and vice versa.

1.7 Joint and several obligations

At any time that the Tenant is two or more persons the expression 'the Tenant' includes the plural number and obligations in this Lease expressed or implied to be made with the Tenant or by the Tenant are to be treated as made with or by such persons jointly and severally.

1.8 Apportionment of rent and other sums due

Where any rent or other sum due under this Lease is expressed on an annual basis but is covenanted to be paid monthly, the annual figure shall be apportioned and be payable by reference to the calendar months.

1.9 Invalidity

If any provision in this Lease is held to be illegal, void, invalid or unenforceable for any reason, the legality, validity and enforceability of the remainder of this Lease shall not be affected.

1.10 Working days

If the date for the performance of an obligation falls on a day which is not a Working Day then the date for the performance of that obligation shall be the next Working Day.

2. The letting terms

In consideration of the rents reserved by and the covenants made by the Tenant to the Landlord in this Lease:

2.1 Subject as hereinafter provided the Landlord LETS to the Tenant:

2.1.1 all the Premises;

2.1.2 for the Term; and

2.1.3 the Tenant PAYING during the Term, without any deductions, reductions, abatements, set off or counter claims whatsoever:

2.1.3.1. for the period from the date of this Lease until the Rent Commencement Date the annual rent of ONE Dollar ($1) (if demanded); and then

2.1.3.2. for the period from the Rent Commencement Date until the first anniversary of the Rent Commencement Date the annual rent of SIXTY-SIX THOUSAND EIGHT HUNDRED AND ONE Dollars ($66,801); and then

2.1.3.3. for the period from the first anniversary of the Rent Commencement Date until the second anniversary of the Rent Commencement Date the annual rent of SEVENTY-TWO THOUSAND ONE HUNDRED AND FORTY-FIVE Dollars and EIGHT Cents ($72,145.08); and then

2.1.3.4. for the period from the second anniversary of the Rent Commencement Date until the third anniversary of the Rent Commencement Date the annual rent of SEVENTY-SEVEN THOUSAND FOUR HUNDRED AND EIGHTY-NINE Dollars and SIXTEEN Cents ($77,489.16); and

2.1.3.5. throughout the Term as additional rents all payments to be made to the Landlord pursuant to the provisions of clause 3.3.

2.2 Rights granted

Subject to clause 2.3.4, there are included in this Lease the rights for the Tenant and any other permitted occupiers of the Premises (in common with the Landlord and all other persons from time to time entitled and to the extent the Landlord may lawfully grant the same):

2.2.1 Conducting Media - to the passage and running of water, drainage, soil, gas, electricity to and from the Premises in and through any Conducting Media to the extent that the same are not or do not become public mains and to the extent that the same are laid or formed to serve and are capable of serving the Premises;

2.2.2 Telecommunications - with the prior consent in writing of the Landlord, to erect and maintain on the Premises telecommunications equipment within the Premises at all times maintaining the same in good and substantial repair, working condition and order and safe and subject also to the Tenant complying with such regulations as the Landlord may require and causing as little damage to the Premises in the exercise of such rights and in compliance with the provisions of this clause as is possible and forthwith making good to the reasonable satisfaction of the Landlord any damage thereby occasioned;

2.2.3 Rights of access - the rights of access to and from the Premises over the common parts of the Property;

2.2.4 Sign - with the prior written approval of the Landlord (such approval not to be unreasonably withheld) but, for avoidance of doubt, without prejudice to clause 3.17, to affix a sign onto the tombstone at the entrance to the Property subject to the Tenant paying or reimbursing the Landlord (as the case may be) the cost of erecting and maintaining any such signage;

2.2.5 Parking - the right to temporarily park four (4) private motor vehicles in spaces on or near the Property to be designated by the Landlord during the Term from time to time subject to such rules and regulations as the Landlord may promulgate from time to time governing the use of such spaces.

2.3 Exceptions and reservations

There are excepted and reserved out this Lease the airspace above, below and adjacent to the Premises and all rights and privileges enjoyed over or against the Premises and the particular rights following namely:

2.3.1 Services -the right to construct and to maintain in, over and under the Premises any easements or services for the benefit of all other parts of the Property and the right to break into the Conducting Media within or serving the Premises for the purpose of maintaining, replacing, renewing or adding to the services therein;

2.3.2 Entry upon the Premises-the right at any time and during the Term but (except in emergency) only after giving reasonable prior notice to the Tenant to enter (or in emergency during the Tenant's absence to break and enter) upon the Premises in order:-

2.3.2.1 to inspect or execute works in connection with any of the easements or services excepted or reserved by this Lease;

2.3.2.2 to view the condition of the Premises (and to open up floors and other parts of the Premises where required in order to view) and to take inventories of the fixtures and things to be yielded up at the determination of the Term;

2.3.2.3 to execute any repairs or other works upon the Building in connection with

which there is reserved also the right to build on or into, or erect scaffolding against, any external wall of the Premises;

2.3.2.4 to execute any repairs, decoration, cleaning or other works which should or may be executed by the Landlord whether under the provisions of this Lease or otherwise; and

2.3.2.5 for any purpose connected with valuing or disposing of any interest of the Landlord in the Premises;

2.3.3 Works upon and use of the Property - the right at any time during the Term to (and to authorise others to) develop, build, rebuild, repair, renew, decorate, clean, alter or execute other works (including demolition) upon the Property (in connection with which there are reserved also the rights to erect scaffolding and to oversail cranes) in such manner as the person exercising such right may think fit notwithstanding any interference with the access of light and air to the Premises or otherwise and without any liability to pay compensation and also the right to use the Property for any purpose whatsoever and without imposing upon such premises any restrictions or conditions similar to those imposed upon the Tenant in relation to the Premises;

2.3.4 Variation of rights granted - the right at any time and from time to time to vary, reduce, modify or extinguish any of the rights granted by clause 2.2 Provided that the Landlord shall afford to the Tenant such alternative rights as may in the circumstances be necessary;

2.3.5 Conducting Media - the right to the free passage and running of water, surface water, sewage, drainage, gas electricity, telecommunications and other services or supplies to or from the Building in and through any of the Conducting Media which may at any time be in, under or passing through or over the Premises.

2.4 Matters affecting the Property

This Lease is subject to and (where appropriate) granted with the benefit of the matters contained or referred to in the land register relating to the registered title of the Property.

3. Tenant's covenants

THE TENANT COVENANTS with the Landlord, during the Term and any extension of the tenancy created by this Lease whether by statute or otherwise as follows:

3.1 Rent

To pay to the Landlord the annual rent reserved by this Lease monthly in advance on the first day of every month and otherwise in the manner required by clause 2.1 and if required by the Landlord by means of a standing order to the Landlord;

3.2 Interest

3.2.1 To pay Interest on so much of the annual rent and other monies payable under this Lease as remain unpaid ten (10) days after they have become due from the date that they became due until the payment is made to the Landlord;

3.2.2 To pay Interest under clause 3.2.1 for any period during which the Landlord properly refuses to accept the tender of payment where the Landlord has a right of forfeiture under this Lease.

3.3 Outgoings

3.3.1 To pay or on demand reimburse the Landlord (as the case may be) for all Outgoings;

3.3.2 To pay or on demand to reimburse the Landlord (as the case may be) for all charges for electricity consumed on the Premises, all charges for electricity meters and all standing charges for electricity in respect of the Premises, apportioned on a daily basis as necessary;

3.3.3 To pay or on demand to reimburse the Landlord (as the case may be) for any charges in respect of telecommunications at the Premises including for the avoidance of doubt, any standing or rental charges;

3.3.4 To pay or on demand to reimburse the Landlord (as the case may be) for any charges in respect of the provision of sewerage to the Premises and for all charges in respect of the removal of garbage in respect of the Premises from the dumpster(s) on the Property and the Tenant agrees to provide its own garbage bins for use by the Tenant at the Premises;

3.3.5 To pay or on demand to reimburse the Landlord (as the case may be) for all charges for water consumed on the Premises all charges for water meters and all standing charges for water in respect of the Premises, apportioned on a daily basis as necessary.

3.4 Repair

Well and substantially to repair maintain and clean the Premises and to keep the Premises in good and substantial repair maintained and in clean condition except for Insured Damage.

3.5 Decorations

To maintain the Premises to a high decorative standard, but not without the consent of the Landlord (such consent not to be unreasonably withheld) to alter, cover up or change any part of the architectural decorations on the exterior of the Premises or the external colour of the Premises.

3.6 Landlord's right of inspection and right of repair

3.6.1 To permit the Landlord and its employees or agents to exercise the rights excepted and reserved out of this Lease as set out in clause 2.3;

3.6.2 If any breach of covenant, defects, disrepair, removal of fixtures or unauthorised alterations or additions are found on inspection for which the Tenant is liable, then, on notice from the Landlord, to execute to the reasonable satisfaction of the Landlord or its agent all repairs, works, replacements or removals required within two months (or sooner if required by the Landlord) after the receipt of the notice;

3.6.3 If the Tenant fails to comply with a notice under clause 3.6.2, the Landlord may itself or by its workpeople or agents enter the Premises and execute the repairs, works, replacements or removals;

3.6.4 To pay to the Landlord on demand all expenses so incurred under clause 3.6.3 on an indemnity basis (such expenses and any Interest on them to be recoverable as if they were rent in arrears).

3.7 Yield up in repair at the end of the Term

At the expiry of the Term or sooner determination of this Lease:

3.7.1 quietly to yield up the Premises (with all additions and improvements to the Premises) and all fixtures in the Premises repaired, maintained, cleaned and kept in accordance with the Tenant's covenants in this Lease;

3.7.2 to remove from the Premises all the Tenant's belongings - that is to say trade fixtures and fittings and all notices, notice boards and signs bearing the name of or otherwise relating to the Tenant (including in this context any persons deriving title to the Premises under the Tenant) or its business; and

3.7.3 to make good to the satisfaction of the Landlord all damage to the Premises and the Building resulting from the removal of the Tenant's belongings from the Premises.

3.8 Fitting-out Works and other Alterations

3.8.1 At the cost of the Tenant, to execute upon the Premises the Fitting-out Works within 3 months after the date of this Lease with good quality materials of their several kinds and in a good, substantial and workmanlike manner to the satisfaction in all respects of the Landlord and in accordance with drawings previously submitted to and approved by the Landlord;

3.8.2 The Tenant shall, prior to commencing the execution of the Fitting-out Works, obtain all necessary consents and shall execute the Fitting-out Works in accordance with such consents and all other requirements of the Central Planning

Authority and other authorities and shall at all times indemnify the Landlord in respect of any matter arising out of the execution, retention and use of the Fitting-out Works;

3.8.3 The Tenant admits that the demise represented by this Lease constitutes valuable consideration for the foregoing covenants and that the Tenant shall not be entitled to compensation in respect of the Fitting-out Works upon quitting the Premises or at any other time;

3.8.4 If and to the extent required by the Landlord, the Tenant shall procure that the Premises are reinstated at the determination of the Term to the same condition they were in before the execution of the Fitting-out Works and such reinstatement and all works in connection with it shall be carried out with good quality materials of their several kinds and in a good, substantial and workmanlike manner in all respects to the Landlord's satisfaction;

3.8.5 Subject to the foregoing provisions of this clause 3.8, not to make any alterations or additions to the Premises or to permit any waste without the prior consent of the Landlord;

3.8.6 On the expiry of the Term or sooner determination of this Lease, if and to the extent required by the Landlord, to reinstate any alterations to the Premises to the condition in which they were in prior to commencement of the Tenant's occupation of the Building, such reinstatement and all works in connection with it shall be carried out with good quality materials of their several kinds and in a good, substantial and workmanlike manner in all respects to the Landlord's satisfaction;

3.8.7 To procure that any alterations or additions to the Premises permitted by the Landlord be carried out only by a contractor and in a manner previously approved in writing by the Landlord.

3.9 Alienation

3.9.1 Not to assign or charge or underlet or in any other way dispose of or alienate the whole or any part or parts of the Premises except as provided in clause 3.9.2;

3.9.2 Subject to clause 3.9.2.9, the Tenant shall be entitled to sublet a part or parts of the Premises in accordance with the following provisions of this clause 3.9.2 subject to first obtaining the written consent of the Landlord (such consent not to be unreasonably withheld):

3.9.2.1. Prior to the grant of any such sublease the Tenant shall procure that the undertenant and (if the Landlord shall so reasonably require) a guarantor resident in the Cayman Islands whose financial standing shall have been approved in writing by the Landlord (such approval not to be unreasonably withheld) shall enter into direct covenants with the Landlord

(whose costs shall be paid by the Tenant on a full indemnity basis) that the subtenant shall perform and observe all of the Tenant's covenants (other than the covenant to pay rent) in so far as they relate to the premises to be thereby demised and their use and occupation and all of the lessee's covenants and conditions contained in the sublease PROVIDED THAT where the subtenant is more than one person or company or there is more than one such guarantor such covenants shall be entered into jointly and severally;

3.9.2.2. The rent under any such sublease shall not be less than the open market rack rent of the part so sublet or (if higher) a proportionate part of the annual rent reserved by this Lease as is first approved by the Landlord in writing;

3.9.2.3. Any such sublease shall contain an unqualified prohibition on alienation;

3.9.2.4. Any such sublease shall contain a covenant by the subtenant prohibiting the subtenant from doing or suffering any act or thing upon or in relation to the premises sublet which would contravene any of the Tenant's obligations under this Lease;

3.9.2.5. Any such sublease shall contain a condition for re-entry on breach of any covenant or condition by the subtenant;

3.9.2.6. Any such sublease shall contain a covenant by the subtenant to pay to the Tenant by way of additional rent a proper proportion of the costs incurred by the Tenant in respect of Outgoings, the Service Charge and the Insurance Rent;

3.9.2.7. The Tenant shall not vary the terms of any such sublease without the prior written consent of the Landlord (such consent not to be unreasonably withheld) and shall not accept a surrender of any part (being less than the whole) of the premises demised by such sublease;

3.9.2.8. The Tenant shall procure that the rents reserved by any such sublease shall not be commuted in whole or in part or be payable more than one month in advance and shall not permit or suffer the reduction of any rent reserved by any such sublease;

3.9.2.9. The Tenant shall not grant a sublease of any part or parts of the Premises if an effect of that sublease would be that the Tenant would no longer have the right to occupy any part of the Premises.

3.10 Registration of dispositions of this Lease

To produce to and leave with the attorneys of the Landlord a copy of any document effecting a disposition of the Premises or any part of it for retention by the Landlord within one month after any such disposition (a 'disposition' being an assignment, charge,

transfer, underlease, assignment or surrender of any underlease, or on any transmission by death or otherwise, documentary evidence of devolution affecting the Premises), and on each occasion to pay for the registration and stamp duty fees.

3.11 User

3.11.1 Not to use the Premises otherwise than as offices;

3.11.2 Nothing in this Lease shall imply or be treated as a warranty to the effect that the use of the Premises for the purpose in clause 3.11.1 is in compliance with all planning laws and regulations now or from time to time in force.

3.12 Restrictions affecting use of the Premises

3.12.1 Not to erect or install in the Premises any engine, plant or machinery which causes noise or vibration which can be heard or felt outside the Premises;

3.12.2 Not to store in the Premises any petrol or other specially inflammable explosive or combustible substance;

3.12.3 Not to use the Premises for any noxious, noisy or offensive trade or business nor for any illegal nor immoral act or purpose;

3.12.4 Not to hold any sales by auction on the Premises;

3.12.5 Not to hold in or on the Premises any exhibition, public meeting or public entertainment;

3.12.6 Not to permit any vocal or instrumental music in the Premises to be played in an excessive or unreasonable manner so as to cause a nuisance, annoyance or disturbance to the Landlord or to the owners, tenants, invitees and occupiers of the Building or any of the adjoining and neighbouring properties of the Building;

3.12.7 Not to permit livestock of any kind to be kept on the Premises;

3.12.8 Not to do anything in the Premises which may be or grow to be a nuisance, annoyance, disturbance or damage to the Landlord or to the owners, tenants, invitees and occupiers of the Building or of any adjoining and neighbouring properties of the Building;

3.12.9 Not to load or use the floors, walls, ceilings, or structure of the Premises so as to cause strain, damage or interference with the structural parts, load bearing framework, roof, foundations, joists and external walls of the Premises;

3.12.10 Not to overload the electrical installations or Conducting Media in the Premises;

3.12.11 Not to do or omit to do anything which may interfere with or which imposes an additional loading on any ventilation, heating, air conditioning or other plant or

machinery serving the Premises;

3.12.12 Not to use the Premises as a betting shop or betting office;

3.12.13Not to allow any person to sleep in the Premises nor to use the Premises for residential purposes;

3.12.14Not to place leave or install any articles, merchandise, goods or other things in front of or elsewhere outside the Premises;

3.12.15Not to permit the drains to be obstructed by oil, grease or other deleterious matter, but to keep thoroughly cleaned the Premises and the drains serving the Premises.

3.13 Advertisements and signs

3.13.1 Not to place or display on or on the exterior of the Premises or on the windows of the Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement other than a suitable sign of a size and kind first approved by the Landlord or the Landlord's surveyor showing the Tenant's trading name and such other notices as the Landlord may in its absolute discretion approve;

3.13.2 If any name, writing, notice, sign, placard, poster, sticker or advertisement is placed or displayed in breach of these provisions, to permit the Landlord to enter the Premises and remove such name, writing, notice, sign, placard, poster, sticker or advertisement, and to pay to the Landlord on demand the expense of so doing.

3.14 Trading during business hours and loading and deliveries

3.14.1 As far as practicably possible, not to leave the Premises empty or untended for an extended period, but to keep the Premises open for business throughout normal trading hours in the locality and to maintain active trade in substantially the whole of the Premises, except to the extent that:

3.14.1.1 the Tenant may be prevented from doing so by reason of Insured Damage; or

3.14.1.2 may be necessary diligently to carry out substantial repairs, alterations or additions to the Premises; or

3.14.1.3 to do so would be unlawful.

3.15 Compliance with statutes, etc

3.15.1 To comply in all respects with the provisions of all statutes for the time being in force and requirements of any competent authority relating to the Premises or anything done in or on them by the Tenant, and to keep the Landlord indemnified

against liability in consequence of the Tenant's failure to comply with them;

3.15.2 In particular, but without affecting the general operation of clause 3.15.1:

3.15.2.1 to comply with all requirements under any present or future statute, order, bye-law or regulation as to the use or occupation of or otherwise concerning the Premises;

3.15.2.2 to execute with all due diligence (commencing work within two months or sooner if required by the Landlord and then proceeding continuously) all works to the Premises for which the Tenant is liable under this clause 3.15 and of which the Landlord has given notice to the Tenant;

and, if the Tenant does not comply with clause 3.15.2.2, to permit the Landlord to enter the Premises to carry out such works, and to indemnify the Landlord on demand for the expenses of so doing (including surveyors' and other professional advisers' fees), such expenses and any Interest on them to be recoverable as if they were rent in arrears.

3.16 Planning permissions

3.16.1 Not to make any application to the planning authority for permission to develop without the consent of the Landlord and not to make any such application for change of use of the Premises;

3.16.2 To indemnify the Landlord against any development charges, other charges and expenses payable in respect of such applications and to reimburse to the Landlord the costs it may properly incur in connection with such consent;

3.16.3 To keep the Landlord indemnified against any expense incurred in consequence of the use of the Premises reverting to that existing before the application was made;

3.16.4 Forthwith to give to the Landlord full particulars in writing of the grant of planning permission;

3.16.5 Not to implement any planning permission if the Landlord makes reasonable objection to any of the conditions subject to which it has been granted.

3.17 **Compliance with planning and environmental requirements**

3.17.1 To perform and observe the requirements of statutes and regulations relating to planning and environmental protection applying to the Premises, and to obtain any development or other consent permit or licence by reason of the development or manner of use of or on the Premises by the Tenant;

3.17.2 To keep the Landlord indemnified against liability by reason of the Tenant's

failure to obtain any requisite development or other consent, permit or licence or in complying with the requirements of statutes and regulations;

3.17.3 To give full particulars to the Landlord of any notice, or proposal for a notice, or order or proposal for an order, made given or issued to the Tenant under any statute or regulation relating to planning, environmental protection or otherwise within a reasonable time after the receipt of any such by the Tenant;

3.17.4 Forthwith to take all reasonable and necessary steps to comply with any such notice or order;

3.17.5 At the request of the Landlord, to make or join with the Landlord in making such objections or representations against or in respect of any proposal for such notice or order as the Landlord may consider expedient;

3.18 Claims made by third parties

3.18.1 To keep the Landlord indemnified against liability in respect of any accident, loss or damage to person or property in the Premises;

3.18.2 To keep the Landlord indemnified against liability of the Landlord to third parties by reason of breach by the Tenant of its obligations in this Lease.

3.19 Expenses of the Landlord

To pay to the Landlord on demand all proper expenses (including attorneys' costs, bailiffs' fees and surveyors' and architects' fees) incurred by the Landlord:

3.19.1 incidental to or in proper contemplation of the preparation and service of a schedule of dilapidations during or after the determination of this Lease in relation to the period of occupancy by the Tenant and/or a notice under Section 56 of the Registered Land Law (2004 Revision), even if forfeiture is avoided otherwise than by relief granted by the court;

3.19.2 in the recovery or attempted recovery of arrears of rent or additional rent due from the Tenant; and

3.19.3 in connection with every application for any consent or approval made under this Lease, whether or not consent or approval is given.

3.20 Obstruction of windows or lights and easements

3.20.1 Not to permit any easement or similar right to be made or acquired into against or on the Premises;

3.20.2 Where any such easement or right is or is attempted to be acquired, immediately to give notice of the circumstances to the Landlord, and at the request of the Landlord to adopt such course as it may reasonably require for preventing the

acquisition of the easement or right to such easement.

3.21 Cleaning of windows

To keep clean the glass inside the windows of the Premises.

3.22 Notices 'to let' and 'for sale'

3.22.1 To allow the Landlord or its agents to enter the Premises at any time during the daytime:

3.22.1.1 within six (6) months next before the expiry of the Term to fix in or on the Premises a notice board for re-letting the Premises; and

3.22.1.2 to fix on some part of the Premises a notice board for sale of the interest of the Landlord of reasonable size and location;

3.22.2 Not to remove or obscure any such notice board;

3.22.3 To permit all persons authorised by the Landlord or its agents to view the Premises at reasonable hours without interruption in connection with any such letting or sale.

4 Provisos

THE PARTIES AGREE to the following provisos:

4.1 Proviso for re-entry

4.1.1 The Landlord may terminate this Lease by re-entering the Premises (or a part of them) itself or by an authorised agent if:

4.1.1.1 any rent remains unpaid twenty-one (21) days after demand for payment; or

4.1.1.2 the Tenant fails to perform or observe any of its covenants or the conditions in this Lease or allows any distress or execution to be levied on its goods; or

4.1.1.3 an Event of Insolvency occurs in relation to the Tenant or any other lawful occupier of the Premises.

4.1.2 Re-entry in exercise of the rights in clause 4.1.1 does not affect any other right or remedy of the Landlord for breach of covenant or condition by the Tenant occurring before the termination of this Lease.

4.1.3 The expression 'an Event of Insolvency' in clause 4.1.1 includes:

4.1.3.1 (in relation to a company or other corporation which is the Tenant or one of the Tenants) inability of the company to pay its debts, entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction), the passing of a resolution for a creditors winding up, the making of a proposal to the company and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, the application to the court for an administration order, and the appointment of a receiver or administrative receiver; and

4.1.3.2 (in relation to an individual who is the Tenant) inability to pay or having no reasonable prospect of being able to pay his debts, the presentation of a bankruptcy petition, the making of a proposal to his creditors for a composition in satisfaction of his debts or a scheme of an arrangement of his affairs, the application to the court for an interim order, and the appointment of a receiver or interim receiver.

4.2 Accidents

The Tenant shall:

4.2.1 to take out and maintain with an insurer of repute insurance against usual property owners, public and employers' liability risks including accidents and the risk of injury or death to third parties in an amount of no less than ONE MILLION Dollars ($1,000,000) in respect of each and every claim in the joint names of the Landlord and the Tenant and to produce to the Landlord a copy of the policy and evidence of the payment of the last premium due on demand by the Landlord; and

4.2.2 insure itself against damage to or loss of the Tenant's goods or property sustained in the Premises.

The Landlord shall not be liable to the Tenant or the Tenant's invitees, licensees nor to any other person for any:

4.2.3 accident happening or injury suffered in the Premises; or

4.2.4 damage to or loss of any goods or property sustained in the Premises; or

4.2.5 act, omission or negligence of the Landlord or any employee or agent or any other person at the Premises and/or the Building with the express or implied consent of the Landlord.

4.3 Compensation for disturbance

The Tenant is not entitled on quitting the Premises to claim from the Landlord any compensation unless and to the extent that any statutory right to compensation precludes the operation of this clause.

4.4 Removal of property after determination of Term

4.4.1 If, after the Tenant has vacated the Premises, following the determination of this Lease, any property of the Tenant remains in the Premises, and the Tenant fails to remove it within thirty (30) days after being requested by the Landlord to do so, the Landlord may as the agent of the Tenant sell such property and hold the proceeds of sale, after deducting the costs and expenses of removal storage and sale incurred by it, to the order of the Tenant;

4.4.2 The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property has been sold by the Landlord in the mistaken belief (which is to be presumed unless the contrary be proved) that it belonged to the Tenant and was liable to be dealt with as such under clause 4.4.1.

4.5 Notices, consents and approvals

4.5.1 Any notice served under or in connection with this Lease is to be in writing and be treated as properly served if compliance is made with the provisions of Section 153 of the Registered Land Law (2004 Revision);

4.5.2 Any consent or approval under this Lease is required to be obtained before the act or event to which it applies is carried out or done and is to be treated as effective only if the consent or approval is given in writing.

4.6 Insurance

4.6.1 The Landlord covenants:

4.6.1.1 to insure the Building against damage caused by fire, lightening, explosion, aircraft (or other aerial device) or articles falling from them, riot, civil commotion, malicious persons, earthquake, storm, tempest, flood, bursting and overflowing of water pipes, tanks and other apparatus, impact by mechanically propelled vehicles and any other risks that the Landlord may decide although:

4.6.1.2 the obligation to insure against any particular risk is subject to insurance for that risk being ordinarily available at a reasonable cost from a reputable insurer; and

4.6.1.3 this insurance will be subject to any exclusion, conditions and excesses that the insurer requires;

4.6.1.2 to effect this insurance with a reputable insurance company or with reputable underwriters and through any agency that the Landlord may from time to time decide;

4.6.1.3 that this insurance will be for the full cost of reinstatement of the Building including (for example) the cost of temporarily making the Building safe and protecting any adjoining structures, debris removal, demolition, and site clearance, obtaining planning and all other statutory and other consents architects', surveyors', and other fees incurred by the Landlord in relation to the reinstatement, complying with the requirements of any statute or of any local public or regulatory authority.

4.6.2 The Tenant covenants with the Landlord:

4.6.2.1 to pay on demand any third party liability (including public and property owner's and employer's liability) in respect of the Premises;

4.6.2.2 to give notice to the Landlord of any facts and matters (whether existing or that arise during the Term) that a prudent insurer might treat as material in deciding whether or on what terms to insure the Building;

4.6.2.3 to comply with all the requirements and recommendations of the insurers and the fire officer;

4.6.2.4 not to do or omit anything that could cause the insurance effected under this clause to be or become void or voidable;

4.6.2.5 not to do or omit anything that could cause any additional or increased premiums to become payable in respect of any insurance taken out by the Landlord unless the Tenant has previously obtained the approvals of the Landlord and the insurer;

4.6.2.6 to give notice to the Landlord immediately any event happens against which the Landlord may have insured under this Lease;

4.6.2.7 to pay to the Landlord on demand the amount of any excesses which may be deducted or deductible by the insurers on any claim made by the Landlord under this clause;

4.6.3 Suspension of Rent

4.6.3.1 "Insured Damage" means damage to or destruction of the Premises arising as a result of the occurrence of a risk against which the Landlord has insured and where payment of the insurance money is not refused wholly or in part as the result of an act or omission of the Tenant or any of the Tenant's and/or any other occupier of the Premises, servants, agents or invitees;

4.6.3.2 Whenever Insured Damage occurs and the Premises or any part of them are unfit for use the principal rent reserved by clause 2.2 (or a fair proportion of it according to the nature and extent of the damage) will not be payable until the Premises are (or the affected parts are) again fit for use or until the period of the Landlord's insurance against loss of rent has elapsed, whichever is the shorter

period and the proportion of such rent and the period of suspension will be finally and conclusively determined (in the absence of agreement) by the Landlord's surveyor.

4.6.4 Reinstatement

Whenever Insured Damage occurs the Landlord covenants with the Tenant:

4.6.4.1 forthwith to notify the insurer of the damage and to claim all sums due under the insurance policy;

4.6.4.2 to use all reasonable endeavours to procure the payment by the insurer of all sums properly due under the policy at the time and in the manner required by the policy;

4.6.4.3 to apply for and use all reasonable endeavours to obtain all planning permissions, building regulation consents and other consents and licences that are required to enable the Landlord to reinstate;

4.6.4.5 to apply all insurance monies received (except for loss of rent) in reinstating the Premises as soon as the permissions have been obtained or immediately where no permissions are required except when reinstatement is prevented by circumstances beyond the control of the Landlord.

4.6.5 Termination

4.6.5.1 Whenever Insured Damage occurs and the Premises or any part of it (being no less than 50%) remains unfit for use eighteen months after the date upon which it first became unfit either party may determine this Lease at any time within the next six months (but not thereafter) while the Premises or part of it remains unfit by serving on the other a notice referring to this clause whereupon this Lease will immediately come to an end;

4.6.5.2 Termination under the preceding clause will not affect any rights that either party may have against the other and all insurance money received in respect of the Premises will belong to the Landlord.

4.7 Security deposit

4.7.1 Following an Event of Default the Landlord may deduct and retain absolutely from the Deposit the amount required to indemnify the Landlord against that Event of Default and to remedy it.

4.7.2 The Landlord shall give the Tenant written notice of any deduction from the Deposit specifying the amount and the reason for the deduction and the date or dates on which it was made.

4.7.3 The Tenant shall immediately on receipt of a notice served under clause 4.7.2 pay to the Landlord an amount equal to the deduction in the Deposit specified in any such notice.

4.7.4 The Landlord shall pay to the Tenant within thirty (30) after the expiry of the Term or sooner determination of this Lease an amount equal to the Deposit less any reduction effected in accordance with clause 4.7.1 which has not been made up pursuant to clause 4.7.3.

4.8 Exclusion of liability

4.8.1 The Landlord shall not be liable to the tenant or any persons deriving title under the Tenant or its or their respective servants, agents or licensees in respect of:-

4.8.1.1 any failure by the Landlord to perform any of its obligations to the tenant whether under this Lease (other than its obligations as to insurance) or express or implied under any statute or regulation in force for the time being unless and until the Tenant has notified the Landlord of the facts giving rise to the same and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall be liable to compensate the Tenant only for loss or damage sustained by the Tenant after such reasonable time has elapsed; or

4.8.1.2 any act or omission of any servant of or person employed by the Landlord or any person acting under such servant or employee other than in the performance of duties imposed by the Landlord; or

4.8.1.3 any act or omission of any other tenant of the Landlord or of any person deriving title under such a tenant or any licensee; or

4.8.1.4 any loss or damage caused by or arising in consequence of any of the Insured Risks (but without prejudice to its obligations as to insurance and laying out of policy moneys received); or

4.8.1.5 any other loss or damage arising from any failure, interruption or delay in the performance of any other obligation of the Landlord under this Lease outside the reasonable control of the Landlord.

4.8.2 No liability shall attach to the Landlord by reason of any approval given to or inspection made of any drawings, plans, specifications or works by or on behalf of the Landlord in respect of any alterations, additions or other works (including works of repair or reinstatement) carried out by or on behalf of the Tenant or any person deriving title under the Tenant or any licensee nor shall such approval or inspection prejudice or derogate from:-

4.8.2.1 the obligation of the Tenant fully to observe and perform the covenants and conditions on the tenant's part contained in this Lease and/or

contained in any licence for alterations or works granted pursuant to the terms of this Lease; or

4.8.2.1 any right or remedy of the Landlord in respect of any breach of such covenants or conditions.

4.9 Holding over

4.9.1 Notwithstanding anything to the contrary in this Lease, if the Tenant holds over after the expiry of the contractual term of this Lease with or without the Landlord's express or implied consent, such holding over shall not create a renewal or extension of this Lease by operation of law or otherwise.

4.9.2 The Landlord, at its option, may elect to treat any holding over as either a trespass or a tenancy at will.

4.9.3 If the Landlord elects to treat a holding over as a tenancy at will, such tenancy at will shall be on the terms of this Lease, *mutatis mutandis*, which the Landlord may (subject to any valid requirements of any applicable law) terminate without cause at any time upon giving the Tenant written notice of termination.

4.9.4 If the Landlord elects to treat a holding over as a trespass, in addition to any other remedies which may be available to the Landlord, the Landlord may require the Tenant to pay double rent in accordance with section 12 of the Landlord and Tenants Law (1998 Revision).

5 Landlord's covenants

THE LANDLORD COVENANTS with the Tenant as follows:

5.1 Quiet enjoyment

The Tenant, paying the rents reserved and performing the Tenant's covenants in this Lease, may lawfully and peaceably enjoy the Premises throughout the Term without interruption by the Landlord or by any person lawfully claiming through under or in trust for the Landlord.

6. Option to renew

6.1 If the Tenant wishes to renew this Lease for a further term of three (3) years at the expiration of the Term and shall give notice in writing to that effect not less than six months before the expiration of the Term and not more than twelve (12) months before the expiration of the Term then so long as the Tenant has observed and performed its obligations under this Lease the Landlord will grant a new lease of the Premises to the Tenant from the date of expiration of the Term subject in all respects to the same covenants, conditions and provisions (*mutatis mutandis*) as in this Lease except as to this

clause 6 and the annual rent under such lease (hereinafter referred to as the "New Rent") which shall be whichever is the greater of:-

6.1.1 the Rent payable immediately prior to the expiration of the Term; and

6.1.2 such sum as shall (in default of agreement between the Landlord and Tenant on or before the date which is three months before the date of expiry of the Term) be determined by a Surveyor to represent the best yearly rack rent which would be payable for the Premises after the expiration of any rent free period or concessionary rent (in any such case commencing on the date of the lease contemplated by this clause 6) and after the willing tenant hereinafter mentioned had received the full benefit of any other inducement of whatever nature which (in any such case) might reasonably be expected to be allowed or given to reflect the period reasonably required to fit out the Premises and/or for any other purpose in the event of a letting of the Premises with vacant possession in accordance with the practice of the open market as at the date of the expiry of the Term if let as a whole on the open market by a willing landlord to a willing tenant as at the date of the expiry of the Term on a lease with a term of FIVE (5) years with vacant possession by reference to the terms of this Lease (including this clause but excluding any rent free period or period of reduced or concessionary rent and any other inducement of whatever nature allowed or given at the commencement of or otherwise in relation to the tenancy hereby granted) PROVIDED THAT such sum shall be determined (and for such purpose the Premises shall be deemed to be let) on the assumption (whether or not the fact) that:-

6.1.2.1 the Premises are in a good state of repair and decorative condition and fit for immediate occupation and ready for immediate use and accessible and may lawfully be used throughout the term of such lease as high class offices and/or for such other use or uses as may at the date of expiry of the Term have been permitted in writing by the Landlord upon the application of the Tenant;

6.1.2.2 the Tenant has performed and observed all of the covenants on its part and the conditions in this Lease; and

6.1.2.3 there are no statutory restrictions limiting the amount of rent payable in respect of the Premises or non-residential property generally

PROVIDED FURTHER that no account shall be taken of:-

6.1.2.4 any goodwill attributable to the Premises by reason of the Tenant's or any permitted sub-tenant's business;

6.1.2.5 any alterations or additions made (with the prior consent of the Landlord where such consent is required under this Lease or in compliance with the provisions of this Lease where such consent is not required) to the Premises after the date of this Lease but not more than TEN (10) years before the date of the expiry of the term by and at the sole cost of the

Tenant or any permitted sub-tenant (and without liability on the part of the Landlord to pay compensation in respect thereof) and otherwise than in pursuance of an obligation to the Landlord;

6.1.2.6 any diminution in rent attributable to work carried out by or anything done or to be done or omitted by the Tenant or any sub-tenant or licensee or their respective predecessors in title (whether with or without the consent of the Landlord);

6.1.2.7 any effect on rent of any obligation on the part of the Tenant arising under or by virtue of this Lease (or any licence for alterations or works) to reinstate the Premises at the determination of the Term to the same condition in which it was before the execution of any alterations or additions to the Premises; or

6.1.2.8 the amount of any insurance against loss of rent effected by the Landlord in respect of the Premises or any adjacent premises owned by the Landlord.

6.2 Any Surveyor appointed pursuant to clause 6.1 shall act as an expert and not as an arbitrator AND

6.2.1 he shall afford to the Landlord and the Tenant the opportunity both to make representations to him and to comment on the representations of the other party;

6.2.2 if he shall die or become unwilling to act or incapable of acting or if it shall become apparent that for any reason whatsoever he will be unable to complete his duties hereunder within a reasonable period of time after his appointment (in default of agreement between the Landlord and the Tenant as to his successor, CASE shall nominate his successor at the request of either party;

6.2.3 his decision shall be final and binding upon both the Landlord and the Tenant; and

6.2.4 his fees and expenses (including the costs of his appointment) shall be borne equally between the parties (unless the Surveyor otherwise directs).

6.3 Until such amount has been agreed or determined the Tenant shall continue to pay the Rent PROVIDED THAT immediately following the date upon which the New Rent shall have been determined the Tenant shall pay to the Landlord a sum equal to the amount whereby the New Rent shall exceed the Rent in respect of the period commencing on the date of expiry of the Term and ending upon the date which is the last date of the calendar month in which the New Rent shall have been determined together with interest at the prime lending rate for Dollars offered by the Butterfield Bank (Cayman) Limited for the time being and from time to time (as well after as before judgement), or such other comparable rate as the Landlord may reasonably designate if that rate ceases to be published, calculated on a daily basis and compounded at monthly rests.

6.4 Nothing in this Lease shall make time of the essence in relation to the date by which any

matter in clause 6.2 must have been agreed between the Landlord and the Tenant or any action is taken or to be taken by either party in relation to clause 6.2 nor shall the Landlord or the Tenant be entitled to make time of the essence in relation to any such date.

7. Stamp duty

The Tenant will forthwith pay or reimburse to the Landlord the full amount of the stamp duty and filing fee on this Lease and on any counterpart hereof and will pay its own legal fees in respect hereof.

8. Exclusion of statutory provisions

The Landlord and the Tenant agree to exclude the provisions of sections 52, 53, 54 and 55(1) of the Registered Land Law (2004 Revision) in relation to the tenancy created by this Lease.

9. Governing law

This Lease is to be governed and construed in accordance with the laws of the Cayman Islands and the courts of the Cayman Islands shall have exclusive jurisdiction in determining any disputes arising from it.

IN WITNESS whereof the parties have caused this Lease to be executed as a deed on the day and year first before written.

Signed by Peter Metz)
duly authorised for and on behalf of)
the Landlord)
in the presence of:)

Witness
Name: Celia G. Hamngton
Address: 7 Wood Lane, Locust Valley, NY 11560
Occupation: Bank administrator

Peter Metz - Sole Director

Signed by Sanjay Madhu)
and by Wrendon Timothy)
duly authorised for and on behalf of the Tenant)
in the presence of:)

Witness
Name: Daniel R. Priestley
Address: Notary Public and Attorney-at-Law
Occupation: Cayman Islands

Sanjay Madhu - Director

Wrendon Timothy - Secretary

90 NORTH CHURCH STREET LTD
P.O. Box 30310
Grand Cayman KY1-1202
Cayman Islands

17 April, 2015

Oxbridge Re Holdings Limited
Box 469
Grand Cayman KY1-9006
Cayman Islands

SIDE LETTER AGREEMENT

Dear Sirs:

Lease ("Lease") of part 2nd floor premises ("Premises"), Strathvale House, 90 North Church Street, George Town, Grand Cayman made on today's date between (1) 90 North Church Street Ltd. ("we" or "us") and (2) Oxbridge Re Holdings Limited ("you")

In consideration of you and us today executing the Lease, you and us agree that notwithstanding the terms of the Lease, the annual rent under the Lease shall be:

1. for the period from the date of the Lease until the Rent Commencement Date, ONE Dollar ($1) (if demanded); and then

2. for the period from the Rent Commencement Date until the first anniversary of the Rent Commencement Date, FIFTY-THREE THOUSAND FOUR HUNDRED AND FORTY Dollars and EIGHTY Cents ($53,440.80); and then

3. for the period from the first anniversary of the Rent Commencement Date until the second anniversary of the Rent Commencement Date, FIFTY-EIGHT THOUSAND SEVEN HUNDRED AND EIGHTY-FOUR Dollars and EIGHTY-EIGHT Cents ($58,784.88); and then

4. for the period from the second anniversary of the Rent Commencement Date until the third anniversary of the Rent Commencement Date, SIXTY-FOUR THOUSAND ONE HUNDRED AND TWENTY-EIGHT Dollars and NINETY-SIX Cents ($64,128.96).

The expression "Rent Commencement Date" shall be interpreted in accordance with the Lease.

JR

We also agree that we shall, within 30 days from the date of payment of stamp duty under the Lease, reimburse you for any stamp duty paid in respect of the Lease in excess of US$3,010.93.

Yours faithfully,

Peter Metz
Sole Director